EXHIBIT 99.1

INDEPENDENT DIRECTOR COMPENSATION 2006-2007 SERVICE YEAR

Directors who are not employees will be paid compensation for their 2006-2007 service as follows:

Cash Compensation

  $36,000 retainer paid monthly; and
  $5,000 for each personal attendance at the regularly scheduled quarterly board and committee meetings.

Stock-based Compensation

  An option grant covering 2,000 shares of our Class A common stock;
  A 1200 share Class A common stock grant for Board service; and
  A 100 share Class A common stock grant for chairing the Audit Committee

Stock options will be granted in March 2007 at the same time regular grants are made by the Company. Options will be granted under the Company's 2003 Stock Incentive Plan, as amended, for a six year term at the closing market price the preceding day, exercisable six months following the date of the grant.

Stock grants will be made promptly following the year of service coincident with the annual meeting to be held in May 2007. Directors are required to hold the shares issued for the lesser of 3 years from the date of grant or one year following their last date of board service.